For Immediate Release
May 31, 2018

Southwest Gas Holdings, Inc. Announces
Filing of Nevada General Rate Case and
Approval of Mesquite Expansion

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) today announced that Southwest Gas Corporation (“Southwest”) filed a general rate case with the Public Utilities Commission of Nevada (“Commission”), Docket No. 18-05031.  The case requests a statewide overall general rate increase of approximately $32.5 million, which reflects any reduced tax liability associated with the Tax Cuts and Jobs Act of 2017.  Southwest Gas Holdings, Inc. also announced that the Commission voted to approve an order granting Southwest’s proposal to extend natural gas service to Mesquite, Nevada pursuant to Nevada legislation (Senate Bill 151).  The Commission’s order approves a capital investment of approximately $28 million.  Below are summary details of both regulatory initiatives.
2018 Nevada General Rate Case

Southwest’s general rate case filing includes the following proposals:
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$14.4 million increase in revenues or approximately 3.8% in southern Nevada and 1.9% in northern Nevada (excluding gas infrastructure replacement (“GIR”) mechanism related projects), which reflects changes in Southwest’s cost of service since the last general rate case.

•	$18.1 million increase in revenues or approximately 5.2% in southern Nevada and 1.1% in northern Nevada associated with adding previously approved GIR related projects to rate base.
•	Increase in depreciation rates by approximately $3.8 million.
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Increase in rate base of $283 million for southern Nevada and $26 million for northern Nevada.  Of the combined $309 million increase in rate base, $163.6 million is related to adding GIR related projects to rate base.

•	Return on common equity of 10.3% relative to a 49.3% common equity capitalization ratio.
•	Implementation of a pension tracker designed to track and adjust rates to reflect changes in pension expense between rate cases.
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Adjustment to the existing GIR rate as part of the rate case in lieu of filing a separate GIR rate application later this year.  If approved, this adjustment is estimated to result in incremental surcharge revenue of $6.5 million for southern Nevada and $136,000 for northern Nevada.

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•	No changes in Southwest’s rate design or basic service charge and continuing the general revenues adjustment mechanism (full revenue decoupling).
Southwest expects a final decision and new rates to become effective no later than January 1, 2019, as the Commission has 210 days to issue an order.

Mesquite Expansion

The Commission’s order approving Southwest’s expansion to serve Mesquite, Nevada includes the following findings:
•	Approved capital investment of approximately $28 million.
•	Approved construction of approximately 17 miles of approach main and an additional 20 miles of distribution pipeline.
•	The Senate Bill 151 Rate will be designed to recover 98.5% of the related revenue requirement from existing southern Nevada customers and 1.5% from customers in Mesquite.
•	Southwest’s service territory will be expanded to include the City of Mesquite and the portions of Lincoln County, Nevada that are necessary for the installation of the approach main.
•
Approved virtual pipeline proposal, which consists of constructing a portion of the distribution system and serving certain customers using compressed natural gas until the approach main and permanent gas supply is available.

•	Anticipate being able to provide natural gas service to certain customers in Mesquite using virtual pipeline as early as the first half of 2019.

Southwest Gas Holdings, Inc. has two business segments:
Southwest provides natural gas service to over 2 million customers in Arizona, California, and Nevada.
Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems and developing industrial construction solutions.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", “propose”, "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future.  In addition, the statements under the heading “2018 Nevada General Rate Case” that are not historic, constitute forward-looking statements.  A number of important
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factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the actual expenditures to be incurred in order to expand service to Mesquite, Nevada, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin and capital expenditures of Southwest will occur.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in the Company’s most recent Annual Report on Form 10-K and in the Company and Southwest’s current and periodic reports filed from time to time with the Securities and Exchange Commission.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com